UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 12, 2007

Precision Aerospace Components, Inc.

(Exact name of registrant as Specified in its Charter)

000-30185

(Commission File Number)

Delaware	20-4763096
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Arthur Kill Road, Staten Island, NY

 10309-1202

(Address of principal executive offices)

  (Zip Code)

Registrant’s telephone number, including area code    (718) 356-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -Corporate Governance and Management

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2007, Robert Serabin joined Freundlich Supply Company, Inc. (“Freundlich”) as its General Manager.  Freundlich is a wholly owned subsidiary of Precision Aerospace Components, Inc. (the “Company”) and a stocking distributor of aerospace fasteners.

Mr. Serabin has more than 25 years of sales, marketing and general management experience, a substantial portion of which has been in the fastener industry.  He was senior product line manager for SPS Technologies, a leading manufacturer of aerospace and industrial fasteners.  Later, he joined Bowman Distribution Division of Barnes Group, a distributor of MRO items, where he was responsible for $70 million in fastener and assortment sales.  More recently, Mr. Serabin was Director of Marketing for Therm-O-Disc Inc., a division of Emerson Electric Co. More recently, Mr. Serabin was VP, Sales and Marketing at K&M Machine Fabricating, of Cassopolis MI from 2000 through 2003. From 2003 through 2007, he was VP Sales for Itran Rubber Company and President of JIT Global Sourcing, both divisions of Axil Corporation of South Plainfield, NJ.

Mr. Serabin graduated from Carnegie Mellon University, where he earned a BSME.  He received his MBA from Baldwin Wallace College.  He has written several technical articles on fasteners.  As a member of ASME, he participated on the fastener standards committee and was chairman of the subcommittee for the Fastener Glossary of Terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc.

Date:   December 12, 2007

By: /s/ Andrew Prince

      Andrew Prince

      Chief Executive Officer

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